Exhibit 99.1
IMAGE ENTERTAINMENT AND NYX WORKING TO FINALIZE AMENDMENT TO
MERGER AGREEMENT TODAY
Nyx Reaffirms Purchase Price of $2.75 Per Share
CHATSWORTH, Calif., Feb. 27, 2009 – Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, announced today that it believes it is close to reaching an agreement to amend the merger agreement with Nyx Acquisitions, Inc.
The original terms of the merger agreement called for the merger to close on February 26, 2009, two days after the Image Entertainment stockholders approved the merger agreement. Under the terms of the merger agreement, Nyx agreed to acquire 100% of the outstanding common stock of Image Entertainment for $2.75 per share in cash. Nyx has reaffirmed that the purchase price will remain at $2.75 per share.
In exchange for an extension to the closing date, Nyx would agree to, among other things, increase the amount of the business interruption fee and deposit the additional amount into an account to be held in trust for the benefit of Image. In addition, Nyx would agree to irrevocably and unconditionally waive certain of its closing conditions.
If Image and Nyx cannot reach an agreement on an amendment to the merger agreement today, Image will exercise its rights under the merger agreement to terminate the agreement and collect the business interruption fee. Image will announce the outcome of the negotiations with Nyx by the end of today.
About Image Entertainment:
Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,500 exclusive DVD titles and approximately 370 exclusive CD titles in domestic release and approximately 600 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.
Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance or other events or developments. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, and changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. In addition, we may not be able to complete the proposed transaction on the proposed terms or other acceptable terms, or at all, due to a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Image Entertainment and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of other required regulatory approvals; (4) the failure to obtain the necessary financing provided for in commitment letters received prior to execution of the definitive agreement; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict.
Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
# # #

Contact:	Steve Honig The Honig Company, Inc. 818-986-4300 press@honigcompany.com